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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                ______________



                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  May 2, 1996
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                                 CHATCOM, INC.
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              (Exact Name of Registrant as Specified in Charter)





       CALIFORNIA                   0-20462            95-3746596
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(State or Other Jurisdiction       (Commission         (I.R.S. Employer
of Incorporation)                  File Number)        Identification No.)


9600 TOPANGA CANYON BOULEVARD, CHATSWORTH, CALIFORNIA    91311
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(Address of Principal Executive Offices)                 (Zip Code)



Registrant's telephone number, including area code  818/709-1778
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ITEM 5.   OTHER EVENTS

Completion of Private Placement of 6% Convertible Preferred Stock
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     In March 1996, ChatCom, Inc., a California corporation (the "Company"), commenced a private placement pursuant to which it sold 75 shares of Series B 6% Convertible Preferred Stock, $20,000 stated value per share ("Series B Preferred Stock") in March 1996, and 75 shares of Series C 6% Convertible Preferred Stock, $20,000 stated value per share ("Series C Preferred Stock") in May 1996. Gross proceeds from this private placement were $3,000,000 and total offering costs incurred by the Company were approximately $370,000, of which $300,000 was paid as placement fees to Maximum Partners, Ltd. For its services in connection with the offering, the Company also issued to Maximum Partners, Ltd. 30,000 warrants, each warrant entitling the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $3.00. The warrants expire in May, 2000.

     The proceeds from the placement were utilized to repay all amounts owed under the Company's line of credit financing agreement with Deutsche Financial Services Corporation (approximately $970,000) and to provide working capital for operations.

     The Series B Preferred Stock and the Series C Preferred Stock (collectively the "Preferred Stock"), together with any accrued but unpaid dividends on the Preferred Stock that the Company may pay in shares of its common stock in lieu of cash upon conversion or redemption of the Preferred Stock (the "Conversion Dividends") are convertible by the holders thereof into shares of the Company's Common Stock (50% commencing 60 days following the issuance of the Preferred Stock and the balance commencing 90 days following the issuance of the Preferred Stock). The actual number of shares of common stock (the "Shares") into which the Preferred Stock and the Conversion Dividends are convertible is variable, with the conversion value of the Shares being equal to the lesser of (a) the Market Price (as hereinafter defined) of the Common Stock on the respective dates of issuance of the Preferred Stock, or (b) 75% of the Market Price of the Common Stock on the respective dates of conversion or redemption of the Preferred Stock. The Market Price of the Common Stock is equal to the average closing bid price of the Common Stock for the five trading day period immediately preceding the applicable date of issuance, conversion or redemption. Assuming the Market Price of the Common Stock at the times of issuance of all of the shares of Preferred Stock is less than 75% of the Market Price of the Common Stock at the time of conversion or redemption of all the shares of Preferred Stock, the total number of Shares issuable to the holders, of the Preferred Stock (excluding any Shares that may be issued to pay Conversion Dividends) would be 1,485,634 Shares.

     The Company is required to register all of the Shares under the Securities Act of 1933 and has filed a registration statement with the Securities and Exchange Commission that will cover all of the Shares, which has not yet become effective.

Repayment of Line of Credit
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     On May 2, 1996, the Company completed repayment of all amounts owing under the line of credit financing agreement with Deutsche Financial Services Corporation, and the agreement was terminated. The Company has no immediate plans to replace the financing facility. The repayment of these amounts eliminates essentially all of the debt of the Company apart from trade payables and accrued liabilities incurred in the normal course of business and allows the Company to liquidate a $500,000 certificate of deposit that was securing the line of credit upon the maturity of the certificate of deposit at the end of May.

Effect of Decreased Orders and Shipments
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     Due to reduced orders and shipments in during the fiscal quarter ended
March 31, 1996, as well as a restructure reserve that was recorded relating to the reassignment and replacement of certain of the
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Company's executive officers, the Company expects to record a loss for that quarter of approximately $1,250,000 to $1,500,000.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

                                  ChatCom, Inc.,
                                  a California corporation

Date: May 22, 1996                By: /s/ James B. Mariner
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                                      James B. Mariner, President and
                                      Chief Executive Officer

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